Strong Fourth Quarter Advance Bolsters Sequa s Full Year 2000 Operating Results; First Quarter 2001 Decline Expected, With Recovery Likely to Start in Second Quarter

New York, March 7 --- Sales and operating income of Sequa Corporation
(NYSE, SQAA) moved ahead in the fourth quarter of 2000, raising operating results for the full year, despite the effects of foreign currency translation and deteriorating economic conditions, among other factors. In the first quarter of 2001, several of the factors that tempered performance last year continue to exert pressure on operations.

                    First Quarter Forecast/Outlook for 2001

     For the first quarter ending March 31, 2001, Sequa expects that sales will be lower and operating income will be down sharply from the same quarter of 2000. The decreases reflect shortfalls in operating units most severely affected by the current slowdown in the US economy - principally those serving the building products industry and the domestic automobile industry -- as well as the high cost of energy compared with a year ago. Operating income for the quarter will also be reduced by a $2.2 million restructuring charge related to the company's can machinery operation. Consequently, Sequa expects that it will record a net loss for the first quarter in the range of $2 million to $3 million, or approximately 25 cents to 35 cents per share. These expected net results are after accounting for a pre-tax gain of approximately $4 million on the previously announced divestiture of Chromalloy Gas Turbine's Caval Tool division.

     Sequa's businesses hold strong leadership positions in their markets and are well positioned to capitalize on improving industry trends. In view of current conditions in the building products and domestic automobile markets, as well as the generally favorable outlook for jet engine component repair, the company expects that sales and operating income will begin to improve in the second quarter of 2001. Moreover, barring further deterioration in the industrial economy, operations should gain momentum over the balance of the year. It should be noted, nonetheless, that, given the operating results for the first quarter, the company is likely to record lower operating income for the full year 2001 than for 2000.

                    Review of Fourth Quarter/Full Year 2000

     For the fourth quarter ended December 31, 2000, Sequa's sales rose to $459.8 million from $445.6 million, and operating income increased 26 percent to $27.4 million from $21.7 million in the 1999 fourth quarter. For the full year 2000, the company recorded sales of $1.8 billion, compared with sales of $1.7 billion in 1999, and generated operating income of $103.2 million, nine percent ahead of the

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$94.5 million in operating income recorded a year ago. Among the factors contributing to the improved performance are the benefits of an ongoing Six Sigma initiative and related operational excellence programs.

     Net income for the fourth quarter of 2000 totaled $9.3 million or 85 cents per share, and net income for the year amounted to $24.0 million or $2.12 per share. Net income reflects the effects of several factors: 1) a benefit of $2.3 million or 22 cents per share from the favorable conclusion of a foreign tax audit that lowered the tax provision for both the fourth quarter and full year;
2) a provision stemming from a previously announced settlement with the company's airbag inflator customer, Breed Technologies, that lowered net income by $1.9 million or 19 cents per share in both 2000 periods; 3) foreign currency translation that reduced fourth quarter net income by $1.4 million or 14 cents per share and lowered full year results by $2.8 million or 27 cents per share.


     In the fourth quarter of 1999, Sequa recorded net income of $212,000 and posted a loss of three cents per share after providing for dividends on preferred shares. For the full year 1999, net income was $22.1 million or $1.93 per share. Results for both 1999 periods are after an extraordinary loss on the early retirement of debt that reduced net income by $4.2 million or 41 cents per share for the quarter and $5.7 million or 55 cents per share for the full year.

                          Operating Results by Segment

     Aerospace - Chromalloy Gas Turbine, the leading independent supplier in the commercial airline aftermarket for jet engine component repairs, posted 2000 sales of $764.7 million, up three percent from the previous year, and operating income of $68.2 million, four percent ahead of 1999. The relatively modest increases belie Chromalloy's strong and continuing gains in the repair marketplace, as overall results were tempered by three principal factors: reduced demand from the jet engine manufacturers; the effect of foreign currency translation, which lowered reported European sales by $20.5 million and reduced operating income from these sources by $2.8 million; and the absence of contribution from several repair operations transferred during 2000 to newly established partnerships and now accounted for as equity in joint ventures. The transfer of these units unfavorably affected the comparison of 2000 results with the previous year. The effect on the sales comparison was $14.6 million, and the effect on the profit comparison was $1.9 million.

     Chromalloy's engine component repair business increased nine percent in 2000, benefitting from a long-term contract to repair components for advanced military jet engines at Kelly Air Force Base in Texas and from a series of agreements with major commercial airlines to provide a broad range of parts repair services and inventory management. The new partnerships - with Rolls-Royce for the repair of commercial flight engine parts and with Siemens Westinghouse for the repair of land-based industrial gas turbine parts - provide added channels for expansion of Chromalloy's participation in these markets.

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Chromalloy's performance in the first quarter is expected to remain strong, although it should be noted that reported results will continue to be affected by the absence of contribution from units transferred to joint ventures, and by the divestiture of the Caval Tool operation.

     Propulsion - Sales of Atlantic Research Corporation (ARC) for 2000 were on a par with 1999, while operating income moved sharply higher. The performance improvement reflects gains in solid and liquid propulsion for military programs, including the addition of a contract awarded in late 1999 to refurbish the post boost control system for the Minuteman III missile. At the automotive unit of ARC, the benefits of product cost reduction programs in the manufacture of automotive airbag inflators were more than offset by the establishment of a provision to cover the resolution of the Breed Technologies issues. After the close of the year, an affiliate of ARC purchased the inventory, equipment and other assets of BAG S.p.A., an Italian airbag inflator joint venture with Breed, and now operates the business as a part of ARC's automotive unit. During the opening months of 2001, the downturn in the domestic automobile industry produced a sharp decline in the airbag portion of ARC's business that is expected to result in a small operating loss for the segment in the first quarter.

     Metal Coating - Sales of the Precoat Metals division, which coats coils of steel and aluminum primarily for customers in the building products industry, increased six percent in 2000. By the fourth quarter, however, escalating economic uncertainty and unfavorable weather conditions led to reduced demand from building products suppliers and other industrial users of Precoat's coating services. Profits of this unit in 2000 were also severely curtailed by a $3 million increase in the price paid for natural gas to fire the curing ovens used in the coating process. Both the slowdown in customer demand and the high cost of natural gas continue in the current quarter and are expected to lead to a sharp downturn in Precoat's results for the first quarter of 2001.

     Specialty Chemicals - The 2000 sales and operating income of Britain-based detergent chemicals supplier Warwick International were significantly affected by currency movements and translation effects. With the British pound sterling strong against the Euro, Warwick experienced margin pressures throughout 2000; at the same time, the pound's weakness against the US dollar depressed local currency results as reported in dollars. When measured in British pounds, Warwick's sales declined slightly from the high level of 1999, in line with a small dip in the volume of TAED shipments. Lower profits for 2000 reflect the currency issues, as well as a $3.2 million provision established in the second quarter for an early retirement cost reduction program. Warwick began 2001 on a positive note, with an easing of the Euro currency effect benefitting performance.

     Other Products -- The combined results of the four business units that make up the other products segment were strong in 2000, with sales up 15 percent and operating income 63 percent ahead of 1999. Within the segment, results of individual business units varied widely. The strongest performance was posted by the largest operation, MEGTEC Systems, a manufacturer of auxiliary printing equipment

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and industrial emission control systems. Despite the effect of foreign exchange issues on European sales, MEGTEC produced a 19 percent increase in sales, with particular strength in the printing equipment sector. Moreover, after having incurred a loss in 1999, MEGTEC generated an $8.8 million swing in operating income to post a profit for the year. First quarter results for this business, though expected to be negative, will be improved from the comparable period of 2000, and a strong book of orders for delivery later in the year offers potential for further advances. By contrast, the difficult operating conditions confronting Sequa Can Machinery in 2000 persist in the current year. Demand for two-piece can machinery has been depressed for more than four years and is not forecast to recover in the near term. Consequently, after the close of 2000, the company moved to further reduce costs and to consolidate Sequa Can Machinery operations. These actions will lead to a $2.2 million restructuring charge in the first quarter of 2001. The third business unit in the segment, automotive products supplier Casco Products, recorded higher sales and profits for 2000, largely due to contributions from an operation in Germany. In view of the outlook for the US auto industry and the intensifying pressure on automotive suppliers, Casco Products is expected to post lower results in the first quarter of 2001. The fourth business in the segment, the Men's Apparel unit, had higher sales but lower profits in 2000, due to a shift to lower margined products. A softening of demand in the first quarter of 2001 is expected to lead to lower results for the period.

                                     # # #

     Note: This earnings release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, political, currency, and regulatory, competitive and technological factors. For additional information, see the comments included in Sequa's filings with the Securities and Exchange Commission.


3/7/01


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Sequa Corporation
Report for the Three Months and Year Ended December 31,
(Amounts in thousands, except per share)

                                                 Three Months                 Full Year
                                              2000          1999*          2000     1999*

Sales                                     $  459,821     $ 445,580   $ 1,773,138 $ 1,711,170
Costs and expenses                           432,436       423,860     1,669,950   1,616,711
Operating income                              27,385        21,720       103,188      94,459
Other income (expense):
Interest expense                             (14,466)      (17,912)      (56,396)    (60,770)
Interest income                                1,739         2,766         5,074       9,252
Other, net                                    (3,875)          887        (9,819)      6,458
Income before income taxes                    10,783         7,461        42,047      49,399
Income tax provision                          (1,500)       (3,000)      (18,000)    (21,600)
Income before extraordinary charge             9,283         4,461        24,047      27,799
Extraordinary charge                              --        (4,249)           --      (5,732)
Net income                                $    9,283     $     212    $   24,047  $   22,067
Per basic share:
   Income before extraordinary charge     $     0.85     $    0.38    $     2.12  $     2.48
   Extraordinary charge                           --         (0.41)           --       (0.55)
   Net income (loss)                      $     0.85     $   (0.03)   $     2.12  $     1.93



Results by Business Segment
(Amounts in thousands)

                                 Three Months                        Full Year
                               2000          1999*              2000        1999*
Sales
Aerospace                   $ 192,558  $    189,677     $      764,730 $   745,786
Propulsion                     75,047        75,543            273,933     276,561
Metal coating                  52,456        55,829            226,628     213,388
Specialty chemicals            35,393        43,974            145,044     160,621
Other products                104,367        80,557            362,803     314,814
Total                       $ 459,821  $    445,580     $    1,773,138 $ 1,711,170

Operating Income
Aerospace                   $  20,299  $     16,724     $       68,195 $    65,571
Propulsion                       (652)        2,075             10,012       6,293
Metal coating                   2,881         4,390             19,220      19,122
Specialty chemicals             7,122         8,151             16,780      23,359
Other products                  7,537            84             19,239      11,808
Corporate expense              (9,802)       (9,704)           (30,258)    (31,694)
Total                       $  27,385  $      21,720     $     103,188 $    94,459



*Restated for the Securities and Exchange Commission's Staff Accounting
 Bulletin, No. 101, concerning revenue recognition issues that do not affect earnings.